                                                                    EXHIBIT 23.2

                              ACCOUNTANTS' CONSENT

The Board of Directors
EXCO Resources, Inc.

We consent to the use of our report dated March 9, 2001, except for notes 9 and 10, which are as of April 26, 2001, on the balance sheets of Addison Energy Inc. as at December 31, 2000 and 1999, and the related statements of operations and retained earnings and cash flows for each of the years in the three-year period ended December 31, 2000 incorporated by reference herein and to the reference to our firm under the heading "Experts" in the prospectus.

                                            /s/ KPMG LLP

Chartered Accountants
Calgary, Canada
September 25, 2001